Exhibit 99.1

WOW! REPORTS SECOND QUARTER 2023 RESULTS

Second Quarter 2023 High-Speed Data Revenue of $106.7 million, up 4% from Second Quarter 2022

ENGLEWOOD, Colo. (August 8, 2023) – WideOpenWest, Inc. (“WOW!” or the “Company”) (NYSE: WOW), one of the nation's leading broadband providers, with an efficient, high-performing network that passes 1.9 million residential, business and wholesale consumers, today announced financial and operating results for the second quarter ended June 30, 2023.

Second Quarter 2023 Highlights (1)

●	Total Revenue of $172.6 million, a decrease of $3.5 million, or 2%, compared to the second quarter of 2022
●	HSD Revenue totaled $106.7 million, an increase of $4.1 million, or 4%, compared to the second quarter of 2022
●	Net Loss was $101.7 million for the quarter ended June 30, 2023
●	Adjusted EBITDA of $68.1 million, a decrease of $2.5 million, or 4%, compared to the second quarter of 2022
●	Passed approximately 11,700 new homes in Central Florida and Edge-outs through June 30, 2023 and an additional 5,200 in July
●	Launched YouTubeTV as our video service for customers, providing better value and more robust choice of channels
●	Completed the share repurchase program with 1.8 million shares purchased during the second quarter 2023 at an average price of $9.37

"We have added more homes this year than we added over the past three years combined, and the pace of construction and penetration is accelerating in new markets and Edge-outs. Additionally, HSD net adds are improving in our legacy footprint," said Teresa Elder, WOW!’s CEO. "We are excited about our partnership with YouTube TV which represents the next stage of our transition to a broadband-first business."

"We continue to experience revenue growth in our HSD business which increased 4% from last year, driving our incremental contribution margin higher," said John Rego, WOW!’s CFO. "As we add more homes in new markets, grow HSD ARPU and continue aggressively managing our cost base, we expect to see accelerating EBITDA growth and we remain confident in our ability to execute."

Revenue

Total Revenue was $172.6 million for the quarter ended June 30, 2023, down $3.5 million, or 2%, as compared to the corresponding period in 2022.

Total Subscription Revenue for the quarter ended June 30, 2023 was $160.4 million, down $2.8 million, or 2%, as compared to the corresponding period in 2022. The decrease is primarily driven by a shift in service offering mix as we continue to experience a reduction in Video and Telephony RGUs, coupled with a decrease in volume.  The decrease is partially offset by an increase in average revenue per unit (“ARPU”) as HSD customers upgrade to higher speed offerings; coupled with rate increases.

Other Business Services Revenue totaled $5.1 million for the quarter ended June 30, 2023, down $0.3 million as compared to the corresponding period in 2022. The decrease is primarily due to a decrease in data center revenue.

Other Revenue totaled $7.1 million for the quarter ended June 30, 2023, down $0.4 million as compared to the corresponding period in 2022 primarily due to decreases in advertising and line assurance revenue, partially offset by an increase in paper statement revenue.

(1)	Refer to “Non-GAAP Financial Measures” “Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures,” and “Subscriber Information” in this Press Release for definitions and information related to Adjusted EBITDA, Adjusted EBITDA margin and reconciliation of non-GAAP measures to the closest comparable GAAP measures and why our management thinks it is beneficial to present such non-GAAP measures.

Costs and Expenses

Operating Expenses (excluding Depreciation and Amortization) totaled $75.6 million for the quarter ended June 30, 2023, down $7.4 million, or 9%, compared to the corresponding period in 2022, primarily driven by decreases in direct operating expense, specifically programming expense, which aligns with the reduction in Video RGUs between periods, and lower operating expenses related to the Transition Services Agreement that are offset in Other Income. Selling, General, and Administrative expenses totaled $43.6 million for the quarter ended June 30, 2023, up $4.3 million (inclusive of upfront operating expenses of $1.1 million relating to our network expansion), or 11%, compared to the corresponding period in 2022, primarily attributable to an increase in restructuring costs related to employee severance charges.

Net Loss

Net Loss for the quarter ended June 30, 2023 was $101.7 million as compared to net income of $4.0 million for the quarter ended June 30, 2022. Net Profit Margin was (58.9)% for the quarter ended June 30, 2023 as compared to 2.3% for the quarter ended June 30, 2022. Net Loss for the quarter ended June 30, 2023 was primarily driven by the $128.1 million non-cash impairment charge on intangible assets.

Adjusted EBITDA

Adjusted EBITDA for the quarter ended June 30, 2023, was $68.1 million, a decrease of $2.5 million, compared to the corresponding period in 2022. Adjusted EBITDA margin was 39.5% for the quarter ended June 30, 2023, as compared to 40.1% for the quarter ended June 30, 2022.

Subscribers

WOW! reported Total Subscribers of 522,400 as of June 30, 2023, a decrease of 14,200, or 3%, compared to June 30, 2022, down 4,900 compared to March 31, 2023. HSD RGUs totaled 507,800 as of June 30, 2023, a decrease of 9,400 or 2%, compared to June 30, 2022, and down 900 compared to March 31, 2023.

Market Expansion

Market Expansion projects reached a total of 92,800 homes passed and 23,200 Subscribers since inception.

The 2021 Edge-Out projects include 900 Subscribers, which represents 45.0% penetration on such nodes. The 2022 Edge-Out projects include 900 Subscribers, which represents 31.0% penetration on such nodes. The 2023 vintage includes both Edge-Out projects and Greenfield expansion. The Edge-out projects include 1,800 Subscribers, which represents 23.4% penetration on such nodes and the Greenfield projects include 800 Subscribers, which represents 20.0% penetration on such nodes.

Capital Expenditures

Capital Expenditures totaled $63.6 million for the quarter ended June 30, 2023, representing a $28.9 million increase compared to the quarter ended June 30, 2022. The increase is primarily related to increases in costs related to our market expansion in locations adjacent and nonadjacent to our existing network.

Capital Expenditures equates to 37% of Total Revenue for the quarter ended June 30, 2023.

Liquidity and Leverage

As of June 30, 2023, the total outstanding amount of long-term debt and finance lease obligations was $868.1 million, and cash and cash equivalents were $23.0 million. Total Net Leverage as of June 30, 2023, was 3.1x on a LTM Adjusted EBITDA basis and undrawn revolver capacity totaled $106.4 million.

Share Repurchase Program

As of June 30, 2023, we completed our share repurchase program with a total of 4.9 million shares for approximately $50.4 million (including commissions).

Third Quarter and Full Year 2023 Guidance

	Q3 2023	Full Year 2023
HSD Revenue	$109.0 - $112.0 million	$437.0 - $441.0 million
Total Revenue	$173.0 - $176.0 million	$691.0 - $696.0 million
Adjusted EBITDA	$70.0 - $73.0 million	$286.0 - $290.0 million

HSD net additions	(1,500) - 500	6,000 - 10,000

Webcast

WOW! will host a webcast and conference call on Tuesday, August 8, 2023, at 8:00 a.m. ET to discuss the financial and operating results contained in this press release. The conference call and webcast will be broadcast live on the Company’s investor relations website at ir.wowway.com. Those parties interested in participating can use the information as follows:

Call Date:	Tuesday, August 8, 2023	Call Time:	8:00 a.m. Eastern
Dial In:	(888) 330-3556	International:	(646) 960-0826
Conf. ID:	4844814

A replay of the call will be available on August 8, 2023, at 11:00 a.m. ET, on the investor relations website or by telephone. To access the telephone replay, which will be available until August 22, 2023, at 11:59 p.m. ET, please dial (800) 770-2030 or (647) 362-9199 and use conference ID 4844814.

WIDEOPENWEST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

	June 30,	December 31,
	2023	2022

	(in millions, except share data)
Assets
Current assets
Cash and cash equivalents	$23.0	$31.0
Accounts receivable—trade, net of allowance for doubtful accounts of $5.9 and $4.3, respectively	39.7	39.9
Accounts receivable—other, net	13.5	12.2
Prepaid expenses and other	43.3	37.8
Total current assets	119.5	120.9
Right-of-use lease assets—operating	13.4	15.0
Property, plant and equipment, net	759.4	725.8
Franchise operating rights	457.0	585.1
Goodwill	225.1	225.1
Intangible assets subject to amortization, net	1.2	1.3
Other non-current assets	45.8	44.2
Total assets	$1,621.4	$1,717.4
Liabilities and stockholders’ equity
Current liabilities
Accounts payable—trade	$44.9	$46.1
Accrued interest	1.2	0.1
Current portion of long-term lease liability—operating	4.8	4.9
Accrued liabilities and other	63.1	68.7
Current portion of long-term debt and finance lease obligations	16.7	17.7
Current portion of unearned service revenue	27.1	27.2
Total current liabilities	157.8	164.7
Long-term debt and finance lease obligations—less current portion and debt issuance costs	851.4	725.0
Long-term lease liability—operating	10.1	11.6
Deferred income taxes, net	175.8	225.3
Other non-current liabilities	26.1	15.7
Total liabilities	1,221.2	1,142.3
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 98,605,784 and 96,830,312 issued as of June 30, 2023 and December 31, 2022, respectively; 83,684,981 and 86,417,733 outstanding as of June 30, 2023 and December 31, 2022, respectively	1.0	1.0
Additional paid-in capital	385.4	374.7
Accumulated income	168.3	308.0
Treasury stock at cost, 14,920,803 and 10,412,579 shares as of June 30, 2023 and December 31, 2022, respectively	(154.5)	(108.6)
Total stockholders’ equity	400.2	575.1
Total liabilities and stockholders’ equity	$1,621.4	$1,717.4

WIDEOPENWEST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE AND SIX MONTHS ENDED

(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022

	(in millions, except share data)
Revenue:
HSD	$106.7	$102.6	$211.9	$202.7
Video	41.6	47.7	83.7	96.3
Telephony	12.1	12.9	24.2	26.2
Total subscription services revenue	160.4	163.2	319.8	325.2
Other business services	5.1	5.4	10.3	10.7
Other	7.1	7.5	14.7	14.8
Total revenue	172.6	176.1	344.8	350.7

Costs and expenses:
Operating (excluding depreciation and amortization)	75.6	83.0	153.7	170.3
Selling, general and administrative	43.6	39.3	129.1	77.6
Depreciation and amortization	46.7	43.9	92.2	87.9
Impairment losses on intangibles	128.1	—	128.1	—
	294.0	166.2	503.1	335.8
(Loss) income from operations	(121.4)	9.9	(158.3)	14.9
Other income (expense):
Interest expense	(17.3)	(7.9)	(32.2)	(15.3)
Other income, net	0.8	6.3	2.0	14.2
(Loss) income from operations before provision for income tax	(137.9)	8.3	(188.5)	13.8
Income tax benefit (expense)	36.2	(4.3)	48.8	(4.1)
Net (loss) income	$(101.7)	$4.0	$(139.7)	$9.7

Basic and diluted (loss) earnings per common share
Basic	$(1.25)	$0.05	$(1.70)	$0.12
Diluted	$(1.25)	$0.05	$(1.70)	$0.11
Weighted-average common shares outstanding
Basic	81,502,527	84,148,917	82,262,724	83,722,315
Diluted	81,502,527	86,793,139	82,262,724	86,642,849

WIDEOPENWEST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Six Months Ended
	June 30,
	2023	2022

	(in millions)
Cash flows from operating activities:
Net (loss) income	$(139.7)	$9.7
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	92.3	88.9
Deferred income taxes	(49.5)	(3.9)
Provision for doubtful accounts	5.5	0.7
Gain on sale of operating assets, net	(0.1)	(1.0)
Amortization of debt issuance costs and discount	0.8	0.8
Impairment losses on intangibles	128.1	—
Non-cash compensation	10.4	12.1
Other non-cash items	—	0.1
Changes in operating assets and liabilities:
Receivables and other operating assets	(13.7)	(8.4)
Payables and accruals	7.1	(150.7)
Net cash provided by (used in) operating activities	$41.2	$(51.7)
Cash flows from investing activities:
Capital expenditures	$(123.8)	$(76.8)
Other investing activities	0.2	1.1
Net cash used in investing activities	$(123.6)	$(75.7)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net	$130.0	$—
Payments on long-term debt and finance lease obligations	(9.7)	(9.9)
Purchase of shares	(45.9)	(6.0)
Net cash provided by (used in) financing activities	$74.4	$(15.9)
Decrease in cash and cash equivalents	(8.0)	(143.3)
Cash and cash equivalents, beginning of period	31.0	193.2
Cash and cash equivalents, end of period	$23.0	$49.9
Supplemental disclosures of cash flow information:
Cash paid during the periods for interest	$30.2	$14.4
Cash paid during the periods for income taxes	$9.8	$141.0
Cash received during the periods for refunds of income taxes	$4.8	$—
Non-cash operating activities:
Operating lease additions	$0.9	$1.5
Non-cash financing activities:
Finance lease additions	$4.3	$6.2
Capital expenditures within accounts payable and accruals	$29.8	$22.3

About WOW!

WOW! is one of the nation’s leading broadband providers, with an efficient, high-performing network that passes 1.9 million residential, business and wholesale consumers. WOW! provides services in 15 markets, primarily in the Midwest and Southeast, including Michigan, Alabama, Tennessee, South Carolina, Florida and Georgia. With an expansive portfolio of advanced services, including high-speed Internet services, cable TV, phone, business data, voice, and cloud services, the company is dedicated to providing outstanding service at affordable prices. WOW! also serves as a leader in exceptional human resources practices, having been recognized nine times by the National Association for Business Resources as a Best & Brightest Company to Work For, winning the award for the last five consecutive years. Visit www.wowway.com for more information.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release that are not historical facts contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements represent our goals, beliefs, plans and expectations about our prospects for the future and other future events. Forward-looking statements include all statements that are not historical fact and can be identified by terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “anticipate,” “expect,” “believe,” “estimate,” “plan,” “project,” “predict,” “potential,” or the negative of these terms. Although these forward-looking statements reflect our good-faith belief and reasonable judgment based on current information, these statements are qualified by important factors, many of which are beyond our control that could cause our actual results to differ materially from those in the forward-looking statements. These factors and other risks that could cause our actual results to differ materially are set forth in the section entitled “Risk Factors” in our Annual Report filed on Form 10-K with the Securities and Exchange Commission (“SEC”) and other reports subsequently filed with the SEC. Given these uncertainties, you should not place undue reliance on any such forward-looking statements. The forward-looking statements included in this report are made as of the date hereof or the date specified herein, based on information available to us as of such date. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future.

Non-GAAP Financial Measures

The Company has included certain non-GAAP financial measures in this release, including Adjusted EBITDA and Adjusted EBITDA margin. These terms, as defined herein, are not intended to be considered in isolation, as a substitute for, or superior to, the financial information prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). These terms may vary from the use of similar terms by other companies in our industry due to different methods of calculation and therefore are not necessarily comparable.

We believe that these non-GAAP measures enhance an investor’s understanding of our financial performance. We believe that these non-GAAP measures are useful financial metrics to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We believe that these non-GAAP measures provide investors with useful information for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake Capital Expenditures. We use these non-GAAP measures for business planning purposes and in measuring our performance relative to that of our competitors. We believe these non-GAAP measures are measures commonly used by investors to evaluate our performance and that of our competitors.

Adjusted EBITDA eliminates the impact of expenses that do not relate to overall business performance and is defined by WOW! as net income (loss) before interest expense, income taxes, depreciation and amortization (including impairments), impairment losses on intangibles and goodwill, write-off of any asset, loss on early extinguishment of debt, integration and restructuring expenses and all non-cash charges and expenses (including stock compensation expense) and certain other income and expenses. Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income or any other performance measures derived in accordance with GAAP as measures of operating performance, operating cash flows or liquidity.

Refer to “Reconciliations of GAAP Measures to Non-GAAP Measures” and the accompanying tables below for a reconciliation of Adjusted EBITDA to Net Income and Adjusted EBITDA margin to Net Profit margin which are the most directly comparable corresponding GAAP financial measures.

Subscriber Information

The Company uses the terms defined below throughout this release.

Homes passed are reported as the number of serviceable addresses, such as single residence homes, apartments and condominium units, and businesses passed by our broadband network and listed in our database.

We deliver multiple services to our customers, as such we report Total Subscribers as the number of Subscribers who receive at least one of our HSD, Video or Telephony services, without regard to which or how many services they subscribe. We define each of the individual HSD Subscribers, Video Subscribers and Telephony Subscribers as a Revenue Generating Unit (“RGU”).

While we take appropriate steps to ensure subscriber information is presented on a consistent and accurate basis at any given balance sheet date, we periodically review our policies in light of the variability we may encounter across our different markets due to the nature and pricing of products and services and billing systems. Accordingly, we may from time to time make appropriate adjustments to our subscriber information based on such reviews.

WIDEOPENWEST, INC. AND SUBSIDIARIES

Reconciliations of GAAP Measures to Non-GAAP Measures

(unaudited)

The following table provides a reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to Net (Loss) Income and Net Profit Margin for the periods presented:

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022

	(in millions)
Net (Loss) income	$(101.7)	$4.0	$(139.7)	$9.7
Net Profit Margin	(58.9)%	2.3%	(40.5)%	2.8%

Plus: Depreciation and amortization	46.7	43.9	92.2	87.9
Impairment losses on intangibles	128.1	—	128.1	—
Interest expense	17.3	7.9	32.2	15.3
Non-recurring professional fees, M&A integration and restructuring expense	9.7	10.4	15.5	22.1
Patent litigation settlement	—	—	45.4	—
Non-cash stock compensation	5.0	6.4	10.4	12.1
Other income, net	(0.8)	(6.3)	(2.0)	(14.2)
Income tax benefit	(36.2)	4.3	(48.8)	4.1
Adjusted EBITDA	$68.1	$70.6	$133.3	$137.0
Adjusted EBITDA Margin	39.5%	40.1%	38.7%	39.1%

WIDEOPENWEST, INC. AND SUBSIDIARIES

Capital Expenditures and Subscriber Information

(unaudited)

The following table provides additional information regarding our Capital Expenditures for the periods presented:

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022

	(in millions)
Scalable infrastructure	$11.7	$7.4	$29.6	$18.1
Customer premise equipment	15.8	14.6	32.0	33.6
Line extensions	22.7	5.7	38.7	10.2
Support capital and other	13.4	7.0	23.5	14.9
Total	$63.6	$34.7	$123.8	$76.8
Capital expenditures included in total related to:
Greenfields	$23.0	$4.5	$43.2	$5.0
Edge-outs	$3.7	$0.8	$7.9	$1.9
Business services	$3.7	$2.6	$7.6	$5.8

The following table provides an unaudited summary of our continuing operations subscriber information:

	June 30,	September 30,	December 31,	March 31,	June 30,
	2022	2022	2022	2023	2023
Homes Passed	1,886,000	1,886,000	1,886,000	1,885,700	1,892,600
Total Subscribers	536,600	538,100	530,600	527,300	522,400
HSD RGUs	517,200	518,600	511,600	508,700	507,800
Video RGUs	135,500	129,900	123,200	117,100	110,000
Telephony RGUs	95,200	92,900	89,900	87,700	85,300
Total RGUs	747,900	741,400	724,700	713,500	703,100

Additional Information Available on Website:

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, which will be posted on of our investor relations website at ir.wowway.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available on our website.

Contact:
Andrew Posen
Vice President, Head of Investor Relations
303-927-4935
andrew.posen@wowinc.com

Debra Havins

Vice President, Corporate Communications

720-527-8214

debra.havins@wowinc.com